CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees
Putnam Funds Trust:

We consent to the use of our reports dated June 7, 2019 for the Putnam Equity Spectrum Fund and October 9, 2019 for the Putnam Focused Equity Fund, two of the funds comprising the Putnam Funds Trust, with respect to the financial statements as of April 30, 2019 and August 31, 2019, respectively, incorporated herein by reference and to the reference to our firm under the headings “Agreement” in the Prospectus/Proxy Statement and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Boston Massachusetts
February 26, 2020